Exhibit 10.10

Z SQUARED, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Non-Employee Director Compensation Program (this “Program”) of Z Squared, Inc., a Delaware corporation (the “Company”), has been approved and adopted by the Board of Directors of the Company (the “Board”) to provide for the compensation of members of the Board who are not employees of the Company or any of its subsidiaries (each, a “Non-Employee Director”). This Program is effective as of April 27, 2026 (the “Effective Date”) and supersedes any prior non-employee director compensation arrangements of the Company.

1. Annual Cash Retainers

Each Non-Employee Director shall be entitled to receive the following annual cash retainers, each paid in quarterly installments in arrears:

•	Base Board Retainer: $24,000 per year for service as a member of the Board (paid as $6,000 per quarter), consistent with the Independent Director Agreements currently in effect.
•	Audit Committee Chair: Additional $10,000 per year (paid as $2,500 per quarter), such that the Audit Committee Chair receives an aggregate annual cash retainer of $34,000, paid as $8,500 per quarter.

Cash retainers shall be pro-rated for any Non-Employee Director who commences or ceases service in an applicable capacity during any quarter.

2. Equity Compensation

(a) Initial Equity Grant. Upon a Non-Employee Director's initial appointment or election to the Board, such Non-Employee Director shall receive a one-time grant of restricted stock units (“RSUs”) under the Company's 2025 Incentive Compensation Plan (the “2025 Plan”) having an aggregate grant-date fair value equal to $150,000 (the “Initial RSU Grant”). The Initial RSU Grant shall vest in thirty-six (36) equal monthly installments over a three-year period commencing on the grant date, subject to the Non-Employee Director's continued service on the Board through each applicable vesting date.

(b) Annual Equity Grant. On the date of each annual meeting of the Company's stockholders, each Non-Employee Director who continues in service immediately following such annual meeting shall receive a grant of RSUs under the 2025 Plan having an aggregate grant-date fair value equal to $36,000 (or $50,000 in the case of the Chair of the Audit Committee) (the “Annual RSU Grant”). The Annual RSU Grant shall vest in four (4) equal quarterly installments commencing on the first anniversary of the Non-Employee Director's appointment to the Board (or such other commencement date as the Board or the Compensation Committee may determine), subject to the Non-Employee Director's continued service on the Board through each applicable vesting date.

(c) Pro-Ration of Annual Grant. Any Non-Employee Director who is initially appointed or elected to the Board between annual meetings of stockholders shall receive, in addition to the Initial RSU Grant, a pro-rated Annual RSU Grant equal to the full Annual RSU Grant value multiplied by a fraction, the numerator of which is the number of days remaining until the next regularly scheduled annual meeting and the denominator of which is 365.

(d) Determination of Share Number. The number of RSUs subject to each grant shall be determined by dividing the applicable grant-date fair value by the closing price of the Company's common stock on the Nasdaq Global Market on the grant date (or, if such date is not a trading day, the most recent preceding trading day), rounded down to the nearest whole share.

(e) Accelerated Vesting Upon Change in Control. Notwithstanding the foregoing, any outstanding and unvested RSUs held by a Non-Employee Director shall vest in full immediately prior to the consummation of a Change in Control (as defined in the 2025 Plan), subject to the Non-Employee Director's continued service on the Board through the date of such Change in Control.

(f) Plan Terms Govern. All equity awards granted under this Program shall be subject to the terms and conditions of the 2025 Plan and the applicable form of award agreement thereunder, which shall govern in the event of any inconsistency.

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3. Election to Receive RSUs in Lieu of Cash

A Non-Employee Director may elect, in advance and in accordance with procedures established by the Compensation Committee of the Board (the “Compensation Committee”) and the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, to receive all or a portion of his or her cash retainers in the form of RSUs under the 2025 Plan. Any such RSUs shall be granted on the date the applicable cash retainer would otherwise have been paid, shall be fully vested on the grant date, and shall be subject to such additional terms and conditions as the Compensation Committee may establish.

4. Annual Compensation Limit

The aggregate value of all cash and equity compensation paid or granted to any Non-Employee Director in any fiscal year under this Program (including any other compensation approved by the Board for service as a director, but excluding any compensation paid for services as a consultant or in any other non-director capacity) shall not exceed $750,000 for any Non-Employee Director other than the Non-Executive Chair or Lead Independent Director, and shall not exceed $1,000,000 for the Non-Executive Chair or Lead Independent Director. For purposes of this limit, the value of equity awards shall be the aggregate grant-date fair value determined in accordance with FASB ASC Topic 718.

5. Expense Reimbursement

The Company shall reimburse each Non-Employee Director for all reasonable and documented out-of-pocket expenses incurred in connection with attending meetings of the Board and any committee thereof, and in connection with the performance of such Non-Employee Director's duties as a director of the Company, in each case in accordance with the Company's expense reimbursement policies in effect from time to time.

6. Administration; Amendment

This Program shall be administered by the Compensation Committee, which shall have authority to interpret this Program, adopt rules and procedures for its administration, and delegate such of its administrative duties as it deems appropriate. The Board may, at any time and from time to time, amend, modify, suspend, or terminate this Program in whole or in part, except that no such amendment, modification, suspension, or termination shall adversely affect the rights of any Non-Employee Director with respect to any cash retainer accrued or any equity award granted prior thereto without the consent of such Non-Employee Director.

7. No Right to Continued Service

Nothing in this Program shall confer upon any Non-Employee Director any right to continue to serve as a director of the Company, nor shall this Program interfere with or restrict in any way the rights of the Company and its stockholders to remove or not re-nominate or re-elect any Non-Employee Director at any time.

[Bracketed items reflect amounts to be determined by the Board, as such amounts are not provided for in the Independent Director Agreements currently in effect. Other amounts shown above are consistent with such Independent Director Agreements.]

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